Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Duke Energy Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee(1)		Carry Forward Form Type	Carry Forward File Number	Filing Fees Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Variable Denomination Floating Rate Demand Notes	457(r)	$500,000,000	(1)	100%	$500,000,000	(1)	0.0000927	$46,350	(1)
Carry Forward Securities
Carry Forward Securities	Debt	Variable Denomination Floating Rate Demand Notes	415(a)(6)	$3,000,000,000	(1)		$3,000,000,000	(1)				S-3ASR	333-234348	$0	(1)
	Total Offering Amount						$4,000,000,000	(1)		$46,350	(1)
	Total Fees Previously Paid						(1)
	Total Fee Offsets						(1)			(1)
	Net Fee Due						(1)			$46,350	(1)

(1)	This registration statement covers all investments in the Notes up to $4.0 billion, with fees based on the net aggregate principal amount of Notes outstanding from this offering not exceeding $2.0 billion at a particular time. Registration fees for up to $1.5 billion net aggregate principal amount of Notes were paid previously by the Registrant in connection with Registration Statement Nos. 333-173282, 333-186991, 333-192685, 333-214303 and 333-234348, each previously filed by the Registrant on Form S 3 and deregistered hereby. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, these fees are being carried forward and, accordingly, the registrant has paid a filing fee of $46,350 for this registration statement in respect of the increase of $500 million in the maximum net aggregate principal amount of Notes outstanding at a particular time.